Exhibit 99.1

September 19, 2018

LG&E and KU making system-wide enhancements to further improve safe, reliable service
Utilities also propose a Green Energy tariff to help grow renewable energy, drive economic development

(LOUISVILLE, Ky.) - Most folks don’t realize the convenience of their natural gas and electric service until it’s not there. Fortunately, customers of Louisville Gas and Electric Company and Kentucky Utilities Company have continued to experience safer, more reliable service thanks to additional improvements in the companies’ energy infrastructure. Overall, from January 2018 to October 2019, LG&E and KU are investing $2.2 billion in areas such as equipment that detects outages, stronger poles and wires, and more durable gas lines.

“We are continually enhancing our system to ensure we are providing our customers safe and reliable service now and for years to come,” said Paul W. Thompson, chairman, CEO and president of LG&E and KU. “We want to provide the best possible value and service while offering our customers tools to manage their energy usage and options that offer energy choices and drive economic development.”

Electric grid investments
As a result of investments in the utilities’ system, customers are experiencing improvements in reliability. In the last seven years, LG&E and KU have seen interruptions in electric service decline by 35 percent. While this figure does not include interruptions from extreme storms, such as the July 2018 storm that was the fifth largest in the utilities’ history, it demonstrates results for customers. Additionally, when outages do occur, they are now 34 percent shorter in duration compared to 2010.

Key to more improvements in reliability are continued investments in smart restoration-detection equipment on the electric distribution system and similar equipment on the high-voltage transmission system. Reliability has steadily improved by replacing older transmission equipment - including aging wooden poles with more durable steel poles - and installing newer circuit breakers and other components essential for reliable service. Those investments, along with cycle-based vegetation management and the utilities’ hazardous tree removal program that removes dead and decaying trees that potentially could fall into LG&E and KU electric lines, continue to help reduce outages.

Natural gas system investments
Likewise on the natural gas system, LG&E is upgrading many of its aging natural gas pipes from older steel to longer-lasting plastic pipes. A pipeline project in Bullitt County will enhance reliability in that region and will support economic development. And to meet federal regulations that enhance safety, LG&E is replacing some gas lines with more consistently sized pipes to facilitate the use of enhanced pipeline inspection tools.

Power plant investments
LG&E and KU are investing in power plant projects to improve overall generation performance and reliability. New cooling towers are being built at Ghent Generating Station, a replacement gas line is being installed for the combustion turbines at E.W. Brown Generating Station, as well as ongoing inspections and maintenance to ensure the units continue to operate at optimal levels. A dewatering plant at Mill Creek Generating Station will allow the company to beneficially use coal combustion residuals to produce gypsum suitable for commercial applications such as wallboard, reducing reliance on the landfill and the overall impact on the environment. The savings from beneficial use are then passed back to customers.

Proposed “Green Tariff” supports renewable energy growth and economic development
LG&E and KU are proposing offering a business-attracting “Green Tariff.” In a rate review filing that the utilities will make on Sept. 28, LG&E and KU will request a tariff to further promote renewable energy growth and economic development in Kentucky.

Currently, LG&E and KU own and operate Kentucky’s largest universal solar array, producing 10 megawatts of solar-generated energy at E.W. Brown. They also have business solar offerings for commercial and industrial customers, a subscription-based community solar program called Solar Share, and a Green Energy program allowing the utilities to purchase regional renewable energy credits on a customer’s behalf.

The proposed Green Tariff will roll the utilities’ business solar options and Green Energy program into one tariff and provide a third option for purchasing renewable power to make it easier for those wishing to participate in these programs. Additionally, the utilities are requesting enhancements to Solar Share, including the ability to transfer ownership of their shares.

“Green tariffs are used to attract new businesses and jobs. Companies such as Apple, Google, Amazon Web Services, Walmart and Target are all examples of companies that have taken advantage of green tariffs,” Thompson said. “We are fortunate in Kentucky to have some of the lowest energy rates in the country, but we still need more options and a Green Tariff to attract companies interested in a greener environment.”

To continue these investments in safe, reliable service and enhance services and offerings for customers, LG&E will request a cost-based rate increase of 14 cents per day for residential electric customers and 16 cents per day for its residential natural gas customers. KU will request an increase of 32 cents per day for its residential customers. When new rates go into effect, all benefits associated with the Tax Cuts and Jobs Act will be reflected in the companies' base rates, rather than as a line item on customer bills.

LG&E and KU work to ensure their customers receive reasonably priced energy. KU’s current average electric residential rate is approximately 23 percent lower than other similar U.S. utilities, and LG&E’s current average electric residential rate is approximately 18 percent lower. If approved as requested, LG&E and KUs’ rates would remain among the lowest in the nation.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve nearly 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 326,000 natural gas and 411,000 electric customers in Louisville and 16 surrounding counties. KU serves 553,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.